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                                                                    Exhibit 99.1


                              [PROQUEST LETTERHEAD]


CONTACT:

    Mark Trinske
    Vice President, Investor Relations
    (734) 997-4910
    mark.trinske@proquest.com


   PROQUEST COMPLETES DEBT OFFERING AND SUBSTANTIALLY REDUCES INTEREST EXPENSE


ANN ARBOR, Mich., October 8, 2002 - ProQuest Company (NYSE: PQE), a leading provider of value-added information and content to the library/education, and automotive/powersports industries, today announced that it has completed a private placement of $150 million of senior notes with a coupon rate of 5.45% and has established a new $175 million credit facility.

"We are pleased about the credit markets' enthusiasm for our business model which is clearly reflected in the investment grade pricing on both the senior notes and our credit facility," said Kevin Gregory, vice president and chief financial officer of ProQuest. "These credit arrangements will substantially reduce our interest expense and position our company for future growth opportunities."

The proceeds from the sale of these notes and the new facility will be used to pay off the company's current revolving credit facility, and for general corporate purposes.

Banc of America Securities LLC served as the lead underwriter for the senior note issuance, and Bank of America N.A. served as the lead agent bank in arranging the credit facility.

About ProQuest Company
ProQuest Company (NYSE: PQE) is based in Ann Arbor, Mich., and is a leading provider of value-added information and content to the library/education and automotive/powersports industries. We provide products and services to our customers through two business segments: Information & Learning and Business Solutions. Through our Information & Learning segment, which primarily serves the library and education markets, we aggregate and publish value-added content from a wide range of sources including newspapers, periodicals and books. Our Business Solutions segment is primarily engaged in the delivery in electronic form of comprehensive parts information to the automotive market. It also provides dealers in the powersports (motorcycle, marine, and RV) markets with management systems that enable them to manage their inventory, customer service and other aspects of their businesses.

Forward-Looking Statements
Some of the statements contained herein constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors you should specifically consider include, among other things, those listed under "Risk Factors" in our Annual Report on Form 10-K for fiscal 2001. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "projects," "intends" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. We are under no obligation to update or revise any of these forward-looking statements.

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